BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
200 Haddonfield Berlin Road, Ste. 402
Gibbsboro, New Jersey 08026-1239
(856) 346-2828 Fax: (856) 346-2882

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 31, 2007, to be filed by our former client, National Realty & Mortgage Inc. and Subsidiaries (formerly National Residential Properties, Inc. and Subsidiaries). We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Bagell, Josephs, Levine & Company, L.L.C.
Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

June 18, 2007